Exhibit 23(e)(2)

FROM: _______________________________

               _______________________________

               _______________________________

Dealer #: ___________________

Assigned by Unified

____________________________________________

____________________________________________

To:	UNIFIED FINANCIAL SECURITIES, INC.

431 NORTH PENNSYLVANIA STREET

INDIANAPOLIS, IN 46204

RE:	DREMAN CONTRARIAN FUNDS - Selling Group Agreement

Dear Unified Financial Securities, Inc.:

We desire to enter into an agreement with you under which we will act as principal for the sale, distribution and resale of the shares of each of the Dreman Contrarian Funds, open-end funds (see Exhibit A), of which you are, or may become, the Distributor or Sub-Distributor (hereinafter collectively referred to as the "Funds" and individually as a "Fund") and whose shares are offered to the public at an offering price which may or may not include a sales charge (hereinafter referred to as "Shares"). Upon acceptance of this Agreement by you, we understand that we may offer and sell Shares, subject however, to all of the following terms and conditions and to your right, without notice, to suspend or terminate the sale of the Shares of any one or more of the Funds:

1. Shares will be offered and sold at the current offering price in effect at the time the order for such Shares is confirmed and accepted by you at your office in Indianapolis, Indiana. All purchase orders, resale orders and applications submitted by us are subject to acceptance or rejection in your sole discretion and, if accepted, each purchase or resale order will be deemed to have been consummated at your office in Indianapolis, Indiana.

2. We represent and warrant to you: (a) that we are a member of the Financial Industry Regulatory Authority, Inc. ("FINRA"), that such membership has not been suspended, and that we agree to maintain membership in the FINRA, or (b) in the alternative, that we are a "bank" as defined in section 3(a)(6) of the Securities Exchange Act of 1934, as amended. In either case, we agree to abide by the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all the rules and regulations of the Securities and Exchange Commission and the FINRA which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, the FINRA Rules of Conduct. We further agree to comply with all applicable laws and the rules and regulations of authorized regulatory agencies applicable to the sale of Shares. We agree that we will not sell or offer for sale Shares in any state or other jurisdiction where they have not been qualified for sale or if you have not advised us in advance that such sale is exempt from such qualification requirements. We are responsible under this Agreement for inquiring of you as to the jurisdictions in which Shares have been qualified for sale.

3. We will offer and sell Shares of any Fund only in accordance with the terms and conditions of its then-current Prospectus and Statement of Additional Information (collectively referred to as the "Prospectus") and we will make no representations about such Shares not included in said Prospectus or in any authorized supplemental material supplied or authorized by you. We will not use any offering or marketing materials or sales literature for the Funds without your written consent or unless we have actual knowledge that such materials have been previously reviewed and approved for use by you. We will use our best efforts in the development and promotion of sales of Shares and agree to be responsible for the proper instruction and training of all sales personnel employed by us, in order that the Shares will be offered and sold in accordance with the terms and conditions of this Agreement, the Prospectus, and all applicable laws, rules and regulations. We agree to hold harmless and indemnify you, the Funds, and your and their respective officers, directors, trustees and employees in the event that we, or any of our current or former representatives, should violate any law, rule or regulation, or any provisions of this Agreement, which violation may result in any loss or liability to you, your affiliates or any Fund. If you determine to refund any amounts paid by an investor by reason of any such violation on our part, we shall promptly return to you on demand any commissions previously paid or discounts allowed by you to us with respect to the transaction for which the refund is made. Furthermore, we agree to indemnify you, your affiliates and the Funds against any and all claims, demands, controversies, actions, losses, damages, liabilities, expenses, arbitrations, complaints or investigations, including without limitation, reasonable attorneys' fees and court costs that are the result of or arise directly or indirectly, in whole or in part, from you, your affiliates or the Funds acting upon instructions for the purchase, exchange or resale of uncertificated book shares received through your manual or automated phone system or the Fund/SERV program of National Securities Clearing Corporation; provided such loss, liability or damages are not the result of the gross negligence, recklessness or intentional misconduct of you, your affiliates or the Funds. All expenses which we incur in connection with our activities under this Agreement shall be borne by us. Termination or cancellation of this Agreement shall not relieve us from the requirements of this paragraph as to transactions or occurrences arising prior to such termination.

4. Any applicable sales charge and/or dealer commission relative to any sales of Shares made by us will only be at the rate or rates set forth in the then-current Prospectus of such Fund. In the event the Prospectus or Statement of Additional Information provides for a minimum holding period in order for us to receive a dealer commission, asset-based sales charge, service fee or other payment and Shares relating to that payment are redeemed prior to the termination of that holding period, we are obligated to repay you a pro rata portion of such payment, based on the ratio of (i) the difference in the period of time such shares were held and the minimum holding period to (ii) the holding period. You may recoup some or all of such amounts from and to the extent there are any other commissions or payments due and owing from you to us at any time, provided, however, that you are not obligated to accept repayment only out of such other commissions or payments and may demand payment directly from us at any time until such amounts are repaid in full. To secure our obligation to repay such payments, we hereby grant you, and you shall have, a security interest in any and all commissions and other payments due us under this Agreement or under any Distribution and Service Plan and Agreement for any of the Funds.

5. The rate(s) of any commission for sales of such Shares are subject to change by you from time to time, and any orders placed after the effective date of such change, will be subject to the rate(s) in effect at the time of receipt of the payment by you.

6. Payments for purchase of Shares made by us by telephone or wire order (including purchase orders received through your manual or automated phone system, or via the Fund/SERV program of National Securities Clearing Corporation), and all necessary account information required by you to establish an account or to settle a resale order, including, without limitation, the tax identification number of the purchaser, certified either by the purchaser or by us, shall be provided to you and received by you within three business days after your acceptance of our order or such shorter time as may be required by law. If such payment or other settlement information are not timely received by you, we understand that you reserve the right, without notice, to cancel the purchase or resale order, or, at your option in the case of a purchase order, to sell the Shares ordered by us back to the Fund, and in either case we shall promptly reimburse you for any loss to you or the Fund, including without limitation loss of your profit, suffered by you resulting from our failure to make the aforesaid timely payment or settlement. If sales of any Fund's Shares are contingent upon the Fund's receipt of Federal Funds in payment therefore, we will forward promptly to you any purchase orders and/or payments received by us for such Shares from our customers. With respect to purchase orders of uncertificated book shares placed via Fund/SERV, we shall retain in our files all applications and other documents required by you to establish an account or to settle a resale order. We will provide you with the original of such documents at your request.

7. We agree to purchase Shares only from you or from our customers. If we purchase Shares from you, we agree that all such purchases shall be made only to cover orders received by us from our customers, or for our own bona fide investment. We agree not to withhold placing a customer order for Shares in order to benefit ourselves. If we purchase Shares from our customers, we agree to pay such customers not less than the applicable redemption or repurchase price then quoted by the Fund.

8. You may consider any order we place for Fund shares to be the total holding of Shares by the investor, and you may assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of that purchase order as determined by the schedule set forth in the then-current Prospectus, unless we advise you otherwise when we place the order.

9. We may place resale orders with you for Shares owned by our customers, but only in accordance with the terms of the applicable Fund Prospectus. We understand and agree that by placing a resale order with you by wire or telephone (including resale orders for uncertificated book shares placed via your manual or automated phone system or via the Fund/SERV program of National Securities Clearing Corporation) we represent to you that a request for the redemption of the shares covered by the resale order has been delivered to us by the registered owner(s) of such shares, and that such request has been executed in the manner and with the signature(s) of such registered owner(s) guaranteed as required by the then-current Prospectus of the applicable Fund. Such resale orders shall be subject to the following additional conditions:

(a) We shall furnish you with the exact registration, account number and Class of Shares to be redeemed at the time we place a resale order by wire or telephone. Other than for resale orders of uncertificated book shares placed via Fund/SERV, we shall tender to you, within 3 business days of our placing such resale order: (i) a stock power or letter, duly signed by the registered owner(s) of the Shares which are the subject of the order, duly guaranteed, (ii) any Share certificates required for such redemption, and (iii) any additional documents which may be required by the applicable Fund or its transfer agent, in accordance with the terms of the then-current Prospectus of the applicable Fund and the policies of the transfer agent. With respect to resale orders of uncertificated book shares placed via Fund/SERV, we shall retain in our files all documents required by you to effect such transaction. We will provide you with the original of such documents at your request.

(b) We represent and warrant that: (i) our internal control structure over the processing and transmission of orders for Shares (“Orders”) is suitably designed to prevent or detect on a timely basis Orders received after the close of the New York Stock Exchange ("NYSE") (currently, 4:00 p.m. Eastern Time) (“Market Close”) from being aggregated with Orders received before Market Close; (ii) we will promptly provide notice to you upon becoming aware of any issue materially affecting our ability to comply with our obligations under this provision; and (ii) we will maintain records sufficient to demonstrate our compliance with these representations and warranties

(c) The resale price will be the next net asset value per share of the Shares computed after your receipt, prior to the close of the NYSE, of an order placed by us to resell such Shares, except that orders placed by us after the close of the NYSE on a business day will be based on the Fund's net asset value per share determined that day, but only if such orders were received by us from our customer prior to the close of business of the NYSE that day and if we placed our resale order with you prior to your normal close of business that day.

(d) In connection with a resale order we have placed, if we fail to make delivery of all required certificates and documents in a timely manner as stated above (other than for resale orders placed via Fund/SERV), or if the registered owner of the Shares subject to the resale order redeems such Shares prior to our settlement of the order, you have the right to cancel our resale order. If any cancellation of a resale order or if any error in the timing of the acceptance of a resale order placed by us shall result in a loss to you or the applicable Fund, we shall promptly reimburse you for such loss.

10. If any Shares sold by us under the terms of this Agreement are redeemed by any of the Funds (including without limitation redemptions resulting from an exchange for Shares of another Fund) or are repurchased by you as agent for the Fund or are tendered to a Fund for redemption within seven business days after your confirmation to us of our original purchase order for such Shares, we shall promptly repay you the full amount of the commission (including any supplemental commission) allowed to us on the original sale, provided you notify us of such repurchase or redemption. Termination, amendment or cancellation of this Agreement shall not relieve us from the requirements of this paragraph.

11. We will comply with, and conform our selling practices to, any and all written compliance standards and policies and procedures that you may from time to time provide to us.

12. Your obligations to us under this Agreement are subject to the provisions of any distributorship agreements entered into between you and the Funds and any plans adopted by the Funds under Rule 12b-1 under the 1940 Act. If we are paid a service fee by you or by any of the Funds, we agree to provide, at the request of you or such Funds, verification that such payments were used for personal services and/or the maintenance of personal accounts, related to the Shares held by our customers. We understand and agree that you are in no way responsible for the manner of our performance of, or for any of our acts or omissions in connection with, the services we provide under this Agreement. Nothing in this Agreement shall be construed to constitute us or any of our agents, employees or representatives as the agent or employee of you or any of the Funds.

13. We undertake to promptly notify you if we are not now a member of the Securities Investor Protection Corporation (or its successor)("SIPC"), or if at any time during the term of this Agreement we cease being a member of SIPC. Such notice shall be in writing and shall be sent via first class mail to: Unified Financial Securities, Inc., Attn: President, 431 North Pennsylvania Street, Indianapolis, IN 46204.

14. We may terminate this Agreement by written notice to you, which termination shall become effective ten days after the date of mailing such notice to you. We agree that you have and reserve the right, in your sole discretion without notice to us, to suspend sales of Shares of any of the Funds, or to withdraw entirely the offering of Shares of any of the Funds, at any time, or, in your sole discretion, to modify, amend or cancel this Agreement upon written notice to us of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing, you may terminate this Agreement if we violate any of the provisions of this Agreement, said termination to become effective on the date you mail such notice to us. Without limiting the foregoing, and any provision hereof to the contrary notwithstanding, our expulsion from the FINRA will automatically terminate this Agreement without notice; our suspension from the FINRA, the initiation of customer protection proceedings by the Securities Investor Protection Corporation (or its successor), the appointment of a trustee for all or substantially all of our business assets, or our violation of applicable state, Federal or foreign laws or rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon the date you mail notice to us of such termination. Your failure to terminate this Agreement for a particular cause shall not constitute a waiver of your right to terminate this Agreement at a later date for the same or any other cause. All notices hereunder shall be to the respective parties at the addresses listed hereon, unless such address is changed by written notice sent to the last address of the other party provided under this Agreement. Any consent given by us to hyperlink any web site under your control INSERT FUNDS WEBSITE HERE is immediately withdrawn upon termination of this Agreement. In the event of any such termination, you shall promptly eliminate or terminate any such links to, or frames of, INSERT FUNDS WEBSITE HERE or any portion thereof.

15. This Agreement shall become effective as of the date when it is executed and dated by you below and shall be in substitution of any prior agreement between you and us covering any of the Funds. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Indiana applicable to agreements to be performed in Indiana, without giving effect to choice of law rules. This Agreement is not assignable or transferable, except that you may without notice or consent from us, assign or transfer this Agreement to any successor firm or corporation which becomes the Distributor or Sub-Distributor of the Funds or assign any of your duties under this Agreement to any entity under common control with you.

16. By signing this Agreement, we represent and warrant to you that this Agreement has been duly authorized by us by all necessary action, corporate or otherwise, and is signed on our behalf by our duly authorized officer or principal.

17. We understand and acknowledge that the Funds may offer more than one class of Shares.  We represent and warrant that we have established compliance procedures designed to ensure (a) that our customers are made aware of the terms of each class of Shares offered and sold to each particular offeree, and (b) that the purchaser meets all applicable suitability requirements; and to ensure proper supervision of our representatives in recommending and offering multiple classes of Shares. We acknowledge that you have no responsibility for the substance of any communications with any particular offeree regarding the terms of each class of Shares offered and sold and will indemnify you with regard to any such issues that may arise as a result of our sales of Shares. In addition, we acknowledge that you have no responsibility for determining the suitability of any Share as an investment for a particular offeree, and we will indemnify you with regard to any suitability issues that may arise as a result of our sales of Shares. At your request we will certify annually to you in a form acceptable to you that: (1) we have implemented such compliance procedures as may be required to ensure that customers are made aware of the terms of each class of Shares offered and sold, and that we have followed these procedures with respect to each and every account; and (2) we have implemented such compliance procedures as may be required to ensure that purchases meet all applicable suitability requirements and to ensure proper supervision thereof.

18. We have developed a Customer Identification Program (“CIP”) that will permit us to comply with 31 CFR Part 103, Customer Identification Programs for Broker-Dealers. We agree to perform our responsibilities under our CIP for each customer and/or account who becomes an investor in a Fund or who opens an account for the purpose of selling an interest in the Fund (“shared accounts”). At your request we will certify annually to you in a form acceptable to you that we have implemented our own anti-money laundering program, and that we have followed our CIP with respect to each and every shared account. We will inform you within 5 business days of any difficulty we have in performing our duties under our CIP with respect to any shared account. This Agreement does not alter the responsibility of either party hereto to file Suspicious Activity Reports or Currency Transaction Reports. The parties may share information with respect to these reports to the extent permitted by law.

19. We have and agree to maintain policies reasonably designed to identify and prevent our customers from market timing the purchase and sale of Fund shares or engaging in arbitrage activity to the detriment of long-term investors in the Fund(s). We further agree to cooperate with you to identify and prevent such market timing or arbitrage activity (including, but not limited to, cooperating with the imposition of any redemption fee assessed by a Fund with respect to such activity). At your request we will certify annually to you in a form acceptable to you that we have implemented a program for the detection, identification and prevention of market timing or arbitrage activity, and that we have followed our program with respect to each and every shared account.

20. Each of the parties to this Agreement affirms that it has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accordance with all applicable privacy laws.

21. Our firm and its affiliates, if any, hereby waive payment of SEC Rule 12b-1 Fees (the “Fees”) to us, if applicable, until you are in receipt of such Fees. Additionally, we acknowledge and agree that your liability for the Fees payable are limited solely to the proceeds of the Fees receivable.

22. You agree that you will provide information requested by Distributor or its agent, as more fully described in Exhibit B, regarding shareholders who hold Shares directly or indirectly through an account with you and to execute any instructions from Distributor or its agent to restrict or prohibit further purchases or exchanges of Shares.

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth.

UNIFIED FINANCIAL SECURITIES, INC.

431 NORTH PENNSYLVANIA STREET

INDIANAPOLIS, IN 46204

317-917-7002 PHONE

317-632-7805 FAX

Dated: ______________________________

____________________________________

Authorized Signature

____________________________________

Printed Name

Title: _______________________________

Dated: ______________________________________

Firm Name: __________________________________

FINRA CRD Number: _________________________

NSCC Dealer Number: ________________________

___________________________________________
Authorized Signature

___________________________________________

Printed Name

Title: ______________________________________

Address: ___________________________________

Address: ____________________________________

Telephone: __________________________________

Fax Number: ________________________________

PLEASE EXECUTE ALL COPIES OF THIS AGREEMENT AND RETURN TO THE ADDRESS ABOVE, ATTN: BROKER DEALER SERVICES. WE WILL EXECUTE AND RETURN A COPY FOR YOUR RECORDS.

               Exhibit A

Dreman Contrarian Large Cap Value Fund	DRLVX	90470K842
Dreman Contrarian Mid Cap Value Fund	DRMVX	90470K859
Dreman Contrarian Small Cap Value Fund	DRSVX	90470K867
Dreman Contrarian Small Cap Value Fund – Class I	DRISX	90470K271
Dreman Quantitative Large Cap Fund	DRQLX	90470K354
Dreman Quantitative Mid Cap Fund	DRQMX	90470K347
Dreman Quantitative Small Cap Fund	DRQSX	90470K339

Exhibit B

Rule 22c-2 Agreement

1.

Agreement to Provide Information. Beginning no later than October 16, 2006, or such other date as the SEC may designate as the date by which mutual funds must be in compliance with Rule 22c-2, Dealer agrees to provide the Fund, the Distributor or their agent, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Dealer during the period covered by the request.

1.1	Period Covered by Request. Unless otherwise directed by the Fund, the Distributor or their agent, Dealer agrees to provide the information specified in paragraph 1 above for each trading day.

1.2

Form and Timing of Response. Dealer agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on Dealer’s books and records, Dealer agrees to: (i) provide or arrange to provide to the Fund the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Dealer agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

1.3	Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Dealer.

2.

Agreement to Restrict Trading. Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of a Fund’s Shares (directly or indirectly through Dealer’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.1

Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2	Timing of Response. Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Dealer.

2.3

Confirmation by Dealer. Dealer must provide written confirmation to the Fund that instructions have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.	Definitions. For purposes of this Exhibit B:

3.1

The term “Fund” may include the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as described in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

3.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the Investment Company Act of 1940 that are held by Dealer.

3.3	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Dealer in nominee name.

3.4	The term “written” includes electronic writings and facsimile transmission.

UNIFIED FINANCIAL SECURITIES, INC

DEALER PROFILE SHEET

FIRM INFORMATION

Firm Name: ______________________________________________________________________________________________

Address:	______________________________________________________________________________________________

City:	________________________	State:	__________	Zip:	_________	Web: www.__________________________

FIRM – WIRE INSTRUCTIONS

Clearing Firm Name:	_______________________________________	Matrix Level(s):	______________________________

Clearing Firm Number:	______________	Alpha Code: _____________	Settlement:	T+1	T+3	(circle one)

Position Files Sent:	_______________________________________________________________________________________

Wiring Instructions:	Bank Name:	___________________________________________________________________________

ABA Routing #:	______________________________	Bank Account # ____________________________

For Credit To:	__________________________________________________________________________

Special Instructions:	_____________________________________________________________________

CONTACT INFORMATION

General Operations Contact:

Name:	___________________________________________________	Phone:	____________________________________

Email:	___________________________________________________	Fax: ___________________________________

Trading Contact:

Name:	___________________________________________________	Phone:	____________________________________

Email:	___________________________________________________	Fax: ___________________________________

FundServ / Networking Contact:

Name:	___________________________________________________	Phone:	____________________________________

Email:	___________________________________________________	Fax: _________________________________

Email to send updates to selling agreement and broker dealer notifications to:_____________________________________________________________________________________